Exhibit 99.1

Contact: Paul Thibeau, +1 310 788 1990, pthibeau@ilfc.com

ILFC CONCLUDES ACQUISITION OF AEROTURBINE

LOS ANGELES — October 7, 2011 — International Lease Finance Corporation (ILFC), a wholly owned subsidiary of American International Group, Inc. (NYSE: AIG), announced today that it has completed its previously announced acquisition of AeroTurbine, Inc. from AerCap Holdings N.V. (“AerCap”, NYSE: AER). AeroTurbine will operate as a wholly owned subsidiary of ILFC.

In connection with the transaction, Citigroup Global Markets Inc. acted as ILFC’s financial advisor, and Debevoise & Plimpton LLP acted as ILFC’s legal advisor.

About AeroTurbine

AeroTurbine offers the aviation industry access to one of the world’s largest pools of certified aircraft engines, parts, and supply chain solutions. By leveraging our expertise and financial strength, our customers can choose solutions tailored to their operational and financial goals. www.aeroturbine.com

About ILFC

ILFC is the world’s largest independent aircraft lessor measured by number of owned aircraft. ILFC’s portfolio consists of over 1,000 owned or managed aircraft, as well as commitments to purchase 236 new high-demand, fuel-efficient aircraft and rights to purchase an additional 50 such aircraft. www.ilfc.com

About AIG

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo. www.aig.com

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